Exhibit 4.1

STOCKHOLDERS AGREEMENT

Dated as of April 1, 2021

by and among

SUNNOVA ENERGY INTERNATIONAL INC.,

LENNAR CORPORATION

and

LEN X, LLC

i

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT, dated as of April 1, 2021 (this “Agreement”), by and among Sunnova Energy International Inc., a Delaware corporation (“Acquiror”), Lennar Corporation, a Delaware corporation (“Parent”), and LEN X, LLC, a Florida limited liability company (“Member”). Each of Acquiror, Parent and Member is referred to as a “Party” and, collectively, are referred to as the “Parties.” Member and Parent are collectively referred to as the “Parent Parties.”

WHEREAS, the Parties have entered into (1) an Agreement and Plan of Merger, dated as of February 17, 2021 (the “Merger Agreement”), which provides, among other things, for the execution and delivery of this Agreement as a condition to the closing of the merger contemplated therein pursuant to which Member will acquire Acquiror Common Stock and (2) an Earnout Agreement, dated as of February 17, 2021 (the “Earnout Agreement”), which provides, among other things, for the issuance of additional shares of Acquiror Common Stock to Member;

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the merger contemplated in the Merger Agreement;

WHEREAS, in furtherance of the transactions contemplated by the Merger Agreement, the Parties desire to establish certain provisions with respect to Parent’s acquisition pursuant to the Merger Agreement and the Earnout Agreement of Acquiror Common Stock on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. The following terms shall have the meanings ascribed to them below:

“13D Group” means any group of Persons who, with respect to acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

“Acquiror Common Stock” means common shares, par value $0.0001 each, of Acquiror.

“Agreement” has the meaning set forth in the Recitals.

“Ancillary Documents” is as defined in the Merger Agreement.

“Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without limitation by the 60-day provision in paragraph (d)(1)(i) thereof), and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings.

“Board” or “Board of Directors” means the Board of Directors of Acquiror.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or obligated to close for regular banking business.

“Cap” means an aggregate of 5% or greater of the total outstanding shares of Voting Securities.

“Closing” is as defined in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Member Parties” has the meaning set forth in the Recitals.

“Merger Stock” means Acquiror Common Stock issued under the Merger Agreement or the Earnout Agreement.

“Parties” has the meaning set forth in the Recitals.

“Registrable Securities” means, as of any determination date, a number of outstanding shares, if any, of Acquiror Common Stock issued to Member pursuant to the terms of the Merger Agreement or the Earnout Agreement and Beneficially Owned by Member as of such date in excess of the Cap; provided, however, that any shares of Acquiror Common Stock for which Rule 144 under the Securities Act (or any successor provision) is available for the sale or disposition of such shares shall be excluded for all purposes of determining the number of Registrable Securities (unless Acquiror or its legal counsel refuses to reasonably cooperate in removing any legend and transfer restrictions on such shares, provided that requiring execution and delivery of a customary stockholder representation letter by Member regarding compliance with Rule 144 shall not be deemed unreasonable).

“Registration Statement” means a registration statement under the Securities Act to permit the resale of the Registrable Securities, including a Shelf Registration Statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision then in force under the Securities Act).

“Voting Securities” means the shares of Acquiror Common Stock and any other securities of Acquiror entitling the holder to vote generally for the election of directors on the Board of Directors.

Section 1.2    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits hereto), and references herein to Sections refer to Sections of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II

REGISTRATION RIGHTS

Section 2.1    Registrable Securities. Any Registrable Security will cease to be a Registrable Security (i) upon the sale or disposition of such Registrable Security by such Holder pursuant to a Registration Statement, (ii) when Rule 144 under the Securities Act (or any successor provision) is available for the sale or disposition of such Registrable Security or (iii) when such Registrable Security shall have ceased to be outstanding.

Section 2.2    Shelf Registration. At any time Member owns any Registrable Securities following the date that is two years after the Closing Date, Member may send a written request to Acquiror to register any Registrable Securities, and upon receipt of such written request, Acquiror shall, as soon as reasonably practicable, prepare and file a Shelf Registration Statement, and Acquiror shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective as soon as practicable after filing. A Shelf Registration Statement filed pursuant to this Section 2.2 shall be on such appropriate registration form of the SEC as shall be selected by the Acquiror in its sole discretion. Acquiror will use its commercially reasonable efforts to cause the Shelf Registration Statement to be continuously effective under the Securities Act until all Registrable Securities covered by the Shelf Registration Statement have either been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or ceased to be Registrable Securities.

Section 2.3    Delay Rights. Notwithstanding anything to the contrary contained herein, Acquiror may, upon written notice to Member, cease the preparation and filing of the Shelf Registration Statement described in Section 2.2 or suspend Member’s use of any prospectus which is a part of the Shelf Registration Statement (in which event Member shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement), in each case, if (i) there is or is reasonably anticipated to be an acquisition, merger, financing activity, reorganization, disposition or other transaction involving Acquiror or any of its Subsidiaries and Acquiror determines in good faith that the ability of Acquiror or any of its Subsidiaries to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) Acquiror has experienced, or reasonably expects to experience, some other material non-public event the disclosure of which at such time, as determined by Acquiror, would materially adversely affect Acquiror or its business prospects, (iii) for reasons beyond Acquiror’s control, any financial statements required to be included in the Shelf Registration Statement are unavailable or (iv) Acquiror is required under the Securities Act or the Exchange Act to file with the SEC any report or other document necessitating a post-effective amendment to the Shelf Registration Statement (in which case Acquiror will file the post-effective amendment as promptly as practicable). Upon the disclosure of such information, the termination of the condition described above or the effectiveness of such post-effective amendment, Acquiror shall provide notice to Member, and shall, as applicable, resume its obligations set forth in Section 2.2 or terminate any suspension of sales it has put into effect and take such other actions reasonably necessary to permit registered sales of Registrable Securities as contemplated in this Agreement.    Under no circumstances (a) will a suspension of the Shelf Registration Statement continue for more than 90 days, or (b) will there be more than two suspensions in any twelve month period, except in either case as a result of circumstances or events that are totally beyond Acquiror’s control.

ARTICLE III

ACQUISITIONS OF SECURITIES AND STANDSTILL

Section 3.1    Limitation on Share Acquisition and Ownership.

(a)    From and after the Closing and until the date on which Parent, Member and their Affiliates, in the aggregate, no longer are the Beneficial Owners of more than 1% of the outstanding Voting Securities, except with the prior consent of the Acquiror’s Board of Directors and except as provided under the Earnout Agreement, each of Member and Parent shall not, and shall cause their Affiliates not to, directly or indirectly, acquire, offer, seek or propose to acquire, or agree to acquire, by purchase or otherwise (but excluding as a result of any action by the Company such as a stock dividend), Beneficial Ownership of any Voting Securities or other equity securities issued by the Acquiror, or any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derive their value primarily from the value of Voting Securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing); provided that the foregoing shall not restrict Parent, Member or an Affiliate from acquiring interests in a fund or other entity so long as the aggregate amount of Voting Securities held by such funds or other entities that, to the Member’s knowledge, is no greater than 1% of the total outstanding Voting Securities.

(b)    From and after the Closing and until the date on which Parent, Member and their Affiliates, in the aggregate, no longer are the Beneficial Owners of more than 1% of the outstanding Voting Securities, if Acquiror or any of its Subsidiaries repurchases, redeems or buys back any shares of Voting Securities for a price that is at least 95% of the market price of Voting Securities at the time of the repurchase, redemption or other buy back and following such transaction, each of Member, Parent and any of their Affiliates’ ownership of Voting Securities, in the aggregate, would exceed the Cap, such parties shall participate in such transaction if offered the opportunity to do so to the extent necessary so that their ownership of Voting Securities, in the aggregate, will not exceed the Cap following the repurchase, redemption or other buyback.

Section 3.2    Standstill. From and after the Closing and until the date on which Parent, Member and their Affiliates, in the aggregate, no longer are the Beneficial Owners of more than

1% of the outstanding Voting Securities, unless an exemption or waiver is otherwise approved by the Board of Directors, each of Parent and Member shall not, and shall cause their Affiliates not to, directly or indirectly:

(a)    nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board of Directors at any meeting of Acquiror’s stockholders at which directors are to be elected;

(b)    solicit proxies in respect of any election contest with respect to the Company’s directors;

(c)    initiate, encourage or participate in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under Exchange Act) or consents relating to the election of directors with respect to Acquiror, become a “participant” (as such term is defined in Regulation 14A under the Exchange Act) in any solicitation seeking to elect directors not nominated by the Board of Directors, or publicly announce an intention to vote with any Person undertaking a “solicitation”, or seek to advise or influence any Person or 13D Group with respect to the voting of any Voting Securities in favor of election of directors not nominated by the Board of Directors;

(d)    deposit any Voting Securities in any voting trust or similar arrangement that would prevent or materially interfere with Parent or Member’s right or ability to satisfy its obligations under this Agreement;

(e)    submit any matter to (or propose any matter for submission to) a vote of stockholders of Acquiror (pursuant to Rule 14a-8 under the Exchange Act or otherwise) or bring any other business before a meeting of the stockholders of Acquiror;

(f)    initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or bring any other business before, any meeting of the Company’s stockholders; grant any proxies with respect to Voting Securities to any Person (other than to (i) an officer or other representative of Member or Parent, or (ii) a designated representative of Acquiror pursuant to a proxy statement of Acquiror);

(g)    initiate, encourage or participate in any “withhold” or similar campaign with respect to any meeting of the stockholders of Acquiror or any solicitation of written consents of the stockholders of Acquiror;

(h)    request, or initiate, encourage or participate in, any request to call a special meeting of the stockholders of Acquiror;

(i)    seek, alone or in concert with others, to amend any provision of Acquiror’s certificate of incorporation or bylaws;

(j)    form, join, encourage the formation of or engage in discussions relating to the formation of, or participate in a 13D Group with respect to any Voting Securities;

(k)    take any action, alone or in concert with others, or make any public statement not approved by the Board of Directors, in each case, seeking to control or influence the management or policies of Acquiror or any of its Subsidiaries (other than consultations with, notifications to, or other communications with, the management of Acquiror in the ordinary course of business regarding business relationships between Parent or its Affiliates and Acquiror and its Affiliates) and not relating to the ownership or control of Acquiror;

(l)    offer or propose to acquire or agree to acquire (or request permission to do so), whether by joining or participating in a 13D Group or otherwise, Beneficial Ownership of Voting Securities in excess of the Cap;

(m)    enter into discussions, negotiations, arrangements or understandings advise, assist or encourage any Person with respect to any of the actions prohibited by Section 3.1 or this Section 3.2;

(n)    enter into any transaction the effect of which would be to “short” any securities of Acquiror;

(o)    publicly seek or publicly request permission to do any of the foregoing, publicly request to amend or waive any provision of this Section 3.2 (including this clause (n)), or publicly make any public announcement with respect to any of the foregoing;

(p)    advise, assist or encourage any third party to do any of the foregoing;

(q)    enter into any agreement, arrangement or understanding with respect to any of the foregoing; or

(r)    contest the validity or enforceability of the agreements contained in Section 3.1 or this Section 3.2.

provided, however, this Section 3.2 shall not prevent (i) Member, Parent or any of their Affiliates from voting as stockholders of Acquiror so long as there is no breach of this Section 3.2, (ii) Parent or Member from taking any other actions expressly permitted by this Agreement, (iii) Member, Parent or any of their Affiliates from selling Acquiror Common Stock in connection with a tender or exchange offer for at least 50.1% of the Acquiror Common Stock commenced by a third party (and not involving any breach by Parent or Member of Section 3.2) which tender or exchange offer, if consummated, would constitute a change of control of Acquiror or (iv) Parent, through a senior executive officer, from confidentially communicating to a senior executive officer of Acquiror a non-public proposal regarding the purchase of additional securities of Acquiror in such a manner as would not reasonably be expected to require public disclosure (including by requiring a filing with the Securities Exchange Commission, Department of Justice or Federal Trade Commission) by either party. Member and Parent hereby confirm that there are no arrangements or understandings to which it is a party concerning stock of Acquiror, except agreements to which Acquiror or a subsidiary is a party.

Section 3.3    Voting as a Stockholder. From and after the Closing, each of Parent and Member shall, and shall cause their Affiliates to, cause all of the Voting Securities Beneficially Owned by them to be present or represented by proxy at all Acquiror shareholder meetings for the purpose of establishing a quorum.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a)    Each such Party has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each other agreement, document or instrument to be executed and delivered by such Party pursuant hereto or thereto. The execution, delivery and performance by such Party of this Agreement and each other agreement, document or instrument to be executed or delivered by such Party pursuant hereto or thereto have been duly and validly authorized by all requisite corporate or limited liability company action of such Party and no other corporate or limited liability company acts or proceedings on the part of such Party (or their Affiliates) are necessary to authorize such execution, delivery or performance. This Agreement has been duly and validly executed and delivered by such Party, as the case may be, and, assuming due authorization, execution and delivery by the other Party thereto constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)    The execution, delivery and performance by such Party of this Agreement and each other document or instrument to be executed and delivered by such Party pursuant hereto or thereto and the consummation by such Party of the transactions contemplated hereby or thereby do not (a) violate any provision of the Organizational Documents of such Party, (b) violate any applicable Law or (c) require authorization, consent, license, registration, exemption of, approval by, filing with or notice under, conflict with, result in a violation or constitute a breach of or default under (or event that, with or without notice or lapse of time or both, would constitute a breach of or default under), result in the acceleration of, require any notice, consent or waiver under, create in any Person the right to accelerate, terminate, modify or cancel, give rise to any obligation under, or result in the loss of any benefit under, any material Contract of such Party.

Section 4.2    Representations and Warranties of Member and Parent. Each of Parent and Member hereby, jointly and severally, represent and warrant to Acquiror as of the date hereof that Member is an “accredited investor” as defined in Regulation D under the Securities Act, is able to bear the economic risk of its investment in the Merger Stock and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of its investment in the Merger Stock. Member is acquiring the Merger Stock for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Merger Stock. Member acknowledges that it is aware that the Merger Stock has not been registered under the Securities Act or any other federal, state, foreign or local securities law, and that such Merger Stock may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities law, in each case, to the extent applicable.

ARTICLE V

TERMINATION

Section 5.1    Termination. Except as provided in Sections 5.2 and other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate in its entirety, with the mutual written agreement of the Parties.

Section 5.2    Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to Section 5.1, there shall be no further liability or obligation hereunder on the part of any party hereto as to whom the termination is effective, and this Agreement (other than Sections 6.5, 6.6, 6.9) shall thereafter be null and void as to such party.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Parties, which may be entered into at any time. Any agreement on the part of the Parties to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the Party against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 6.2    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by any of the Parties hereto without the prior written consent of the other Parties, and any such assignment without such prior written consent of the other Parties shall be null and void. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

Section 6.3    Entire Agreement. This Agreement (together with the Merger Agreement, the other Ancillary Agreements and the Parent Support Agreement, and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the Parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the Parties with respect to the subject matter hereof. Each Party acknowledges that in making its decision to enter into this Agreement it did not rely on any statements or understandings (including the understandings in a Term Sheet agreed to on December 31, 2020) other than the express provisions of this Agreement, the Merger Agreement and the other documents described in the preceding sentence.

Section 6.4    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 6.5    Notices and Addresses. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent prior to 8:00 p.m. in the place of receipt on a Business Day, and on the next Business Day if sent after 8:00 p.m. in the place of receipt on a Business Day or at any time on a date that is not a Business Day; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.5.

If to Acquiror, to:

Sunnova Energy International Inc.

20 East Greenway Plaza, Suite 540

Houston, TX 77046

Attention: Chief Financial Officer

Email: treasury@sunnova.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: Travis Wofford

Email: travis.wofford@bakerbotts.com

If to Member or Parent, to:

Lennar Corporation

700 N.W. 107th Avenue

Miami, FL 33172

Attention: General Counsel

Email: mark.sustana@lennar.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: David Bernstein

Email: davidbernstein@goodwinlaw.com

Section 6.6    Governing Law.

(a)    This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would permit or require the application of the Laws of a jurisdiction other than the State of Delaware.

(b)    Each of the Parties hereto irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case any Delaware state court or any federal court within the State of Delaware may take jurisdiction), in any suit, action or proceeding arising out of or relating to this Agreement, agrees that all claims under any theory of liability in respect of such suit, action or proceeding may and shall be heard and determined in any such court and agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement in any other court. Each Party irrevocably and unconditionally waives any defense of inconvenient forum or any other objection to the maintenance of any suit, action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any such suit, action or proceeding may be made on such Party, and shall be effective service of process for any such suit, action or proceeding, by sending or delivering a copy of any such process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 6.5. Nothing in this Section 6.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any suit, claim, demand, action, proceeding or cause of action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 6.7    Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

Section 6.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that it is not necessary that all of the Parties sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.9    Remedies    In the event of a breach or a threatened breach by any Party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law, it being agreed by the Parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.

Section 6.10    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY SUIT, ACTION OR PROCEEDING, INCLUDING ANY SUIT, ACTION OR PROCEEDING BROUGHT AS A COUNTERCLAIM, (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS THAT ARE SUBJECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH SUIT, CLAIM, DEMAND, ACTION, PROCEEDING OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY ACKNOWLEDGES THAT IT IS AWARE THAT WAIVER OF JURY TRIAL WAS A FACTOR CONSIDERED BY THE OTHER PARTIES IN DECIDING TO ENTER INTO THIS AGREEMENT, AND THAT NOBODY PROMISED THAT THIS WAIVER OF THE RIGHT TO JURY TRIAL WOULD NOT BE ENFORCED.

Section 6.11    Adjustments. References to numbers of shares contained herein shall be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date and year first above written.

SUNNOVA ENERGY INTERNATIONAL INC.

By	/s/ Robert L. Lane
	Name:	Robert L. Lane
	Title:	Executive Vice President, Chief Financial Officer

LEN X, LLC

By	/s/ Mark Sustana
	Name:	Mark Sustana
	Title:	Vice President

LENNAR CORPORATION

By	/s/ Mark Sustana
	Name:	Mark Sustana
	Title:	Vice President

[Signature Page to Stockholders Agreement]